Contact:
                                          Craig Dunham
                                          Dynasil Corporation of America
                                          Phone: (856) 767-4600
                                          Email:  cdunham@Dynasil.com

Dynasil Completes $20 Million Acquisition of RMD Instruments

WEST  BERLIN,  N.J.  -  July 2, 2008  - Dynasil  Corporation  of  America
(OTCBB: DYSL.OB), a photonics company headquartered in New Jersey, announced today that it acquired the stock of Radiation Monitoring Devices, Inc. and specific assets of RMD Instruments, LLC (together, "RMD") which are advanced instruments companies located near Boston. The purchase price totaled approximately $20 million including $12.5 million of cash and 4.6 million shares of Dynasil common stock. 2007 revenues for RMD exceeded $20 million. In order to finance the acquisitions, Dynasil completed a $9 million bank term loan at a 6% annual interest rate and issued approximately $5 million of 10% Cumulative Convertible Preferred Stock that is convertible at a $2.50 per share price. Dynasil Chairman James Saltzman stated: "Adding RMD is a transformational event for Dynasil. We expect that it will more than triple our revenues and profits while our shares outstanding only approximately double, which should make it immediately accretive. It also brings us some exciting products as well as extensive technological capability that we expect will drive our future growth."

Prior to these acquisitions, Dynasil had grown from an unprofitable company with only $2 million of revenues in FY 2004 to a solidly profitable $11 million company in FY 2007 by executing the growth and process improvement strategy initiated by Mr. Craig T. Dunham, who joined Dynasil as President and CEO in October 2004. Dynasil is a manufacturer of photonic products including optical materials, components, coatings and specialized instruments with operations in New Jersey, Massachusetts and Upstate New York that supply a range of niche markets within technical optics. "RMD is an attractive addition on a number of levels," remarked Craig T. Dunham, "It has a history of strong cash flow; it adds scale and extensive technology capabilities to our business portfolio; and it has exciting growth potential."

RMD is comprised of two business entities, one which performs research under government contracts such as SBIRs while the other manufactures and sells photonics related instruments and components. RMD products have high growth potential and are sold into the medical imaging, environmental sensing and quality control instrumentation markets. These products include hand-held x-ray fluorescence analyzers for lead paint and RoHS compliance; medical probes for cancer surgery that can dramatically reduce the number of lymph nodes removed for biopsy; a camera that integrates a visual picture with radioactive material detection for Homeland Security and nuclear waste cleanup applications; avalanche photodiodes for applications including medical imaging; and very high performance scintilator imaging screens for digital radiography. The company, with a staff that includes 38 PhDs, has a significant research and development team that contracts with the National Institute of Health, the Department of Energy, the Department of Defense, NASA, NSF, the Domestic Nuclear Detection Office and the Department of Homeland Security.

Former RMD owners, Dr. Gerald Entine and Mr. Jack Paster are now major Dynasil shareholders and will stay with the company. Dr. Gerald Entine stated: "Being part of the Dynasil organization fits with RMD's continued emphasis on commercializing the new technological developments arising from its research efforts, especially our substantial set of recently issued patents on inventions ranging from improved scintilators for nuclear detectors directed towards homeland security, and medical imaging applications, high performance optical detectors for medical and space requirements and magnetic sensors arrays for non-destructive testing."

Dynasil has acquired two other companies and a product line during the last three years and has delivered significant performance improvements at all three of its business units. "Adding RMD is a major step in executing Dynasil's profitable growth strategy. We plan to apply our skills in effective execution to build on their strong cash flow and accelerate the growth of their current products as well as commercialize new technology," said Mr. Dunham. Dynasil's strategy and performance is available in its 10K-SB annual report which was released on December 19, 2007 and is available for viewing at www.Dynasil.com.
About Dynasil: Founded in 1960, Dynasil is a manufacturer of photonic products including optical materials, components, coatings and instruments for a broad range of applications markets in the medical, industrial and defense sectors. Its wholly owned subsidiaries are located in New Jersey, New York and Massachusetts.
This news release may contain forward-looking statements usually containing the words "believe," "expect," or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act. Future results of operations, projections, and expectations, which may relate to this release, involve certain risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the factors detailed in the Company's Annual Report or Form 10-KSB and in the Company's other Securities and Exchange Commission filings, continuation of existing market conditions and demand for our products.